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                                  APPENDIX A

           TO SERVICING AGREEMENT FOR ADMINISTRATIVE SERVICING PLAN
                         FOR FIRST OMAHA FUNDS, INC.



First Omaha U.S. Government Obligations Fund

First Omaha Equity Fund

First Omaha Short/Immediate Fixed Income Fund

First Omaha Fixed Income Fund

First Omaha Small Cap Value Fund

First Omaha Balanced Fund

First Omaha Growth Fund




Signed:_____________________
(Title)

Dated: _____________________